UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 25, 2009

FEI COMPANY

(Exact name of registrant as specified in its charter)

Oregon	000-22780	93-0621989
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124

(Address of Principal Executive Offices, including Zip Code)

(503) 726-7500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On November 6, 2008, FEI Company (the “Company”) accepted an offer by UBS AG (together with its affiliates, “UBS”) of certain Auction Rate Securities Rights (the “ARS Rights”). The ARS Rights permit the Company to cause UBS to repurchase, at par value, the Company’s auction rate securities (the “ARS”) during the period beginning on June 30, 2010 and ending on July 2, 2012. The current aggregate fair value of the ARS is approximately $94.5 million. The ARS Rights were offered in connection with UBS’s obligations under settlement agreements with the U.S. Securities and Exchange Commission and other federal and state regulatory authorities. The offering, the settlement agreements and the respective rights and obligations of the parties are described in a prospectus issued by UBS dated October 7, 2008, File No. 333-153882 (the “Prospectus”).

In connection with the offering described in the Prospectus, UBS offered the Company the ability to borrow no-net cost loans secured by the ARS. On March 25, 2009, the Company entered into an uncommitted secured demand revolving credit facility (the “UBS Credit Facility”) with UBS Bank USA (the “Lender”), providing for a line of credit in an amount of up to $70.8 million, or approximately 75% of the market value of the ARS. Revolving loans under the UBS Credit Facility will be made on a “no-net cost” basis to the Company such that the loans will bear interest at a rate equal to the interest or dividend rate payable to the Company by the issuer of any collateral consisting of ARS. Revolving loans under the UBS Credit Facility will not be advanced for any specific term and are payable on demand if the Lender exercises its right to demand repayment of the loans. The Prospectus and the terms of the UBS Credit Facility provide, however, that if the Lender exercises its right to demand repayment of any portion or all of a loan prior to the exercise period of the ARS Rights, UBS will arrange for alternative financing on substantially the same terms and conditions as under the UBS Credit Facility, subject to certain exceptions, or if such financing cannot be arranged, UBS will repurchase the ARS at par value. There is currently $70,800,000 outstanding under the UBS Credit Facility.

The obligations under the UBS Credit Facility are secured by substantially all of the Company’s collateral accounts, money, investment property and other property maintained with UBS, including the ARS, subject to certain exceptions.

The UBS Credit Facility contains affirmative and negative covenants, including, among other things, (i) a covenant that, if at any time there are amounts owing under the UBS Credit Facility and the ARS can be sold or otherwise conveyed by the Company for gross proceeds that are at least equal to the par value of the ARS, then the Company will sell or convey the ARS to the extent necessary to pay off any amounts owing under the UBS Credit Facility and will use the proceeds to pay those amounts, and (ii) a covenant that limits the Company’s ability to grant liens on the collateral.

The UBS Credit Facility includes customary events of default that include, among other things, non-payment defaults, the failure to maintain sufficient collateral, covenant defaults, inaccuracy of representations and warranties, the failure to provide financial and other information in a timely manner, bankruptcy and insolvency defaults, cross-defaults to other indebtedness and judgment defaults. The occurrence of an event of default will result in the acceleration of the obligations under the UBS Credit Facility and any amounts due and not paid following an event of default will bear interest at a rate per annum equal to 2.00% above the applicable interest rate.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 31, 2009	FEI Company

/s/ Bradley J. Thies
Bradley J. Thies
Vice President, General Counsel and Secretary